UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2009

HOKU SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1288 Ala Moana Blvd., Suite 220 Honolulu, Hawaii	96814
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Amendment No. 1 to Amended & Restated Supply Agreement with Jinko Solar Co., Ltd.

In February 2009, we entered into a fixed price, fixed volume supply agreement with Jinko Solar Co., Ltd., formerly known as Jiangxi Jinko Solar Co., Ltd., or Jinko, for the sale and delivery of polysilicon to Jinko over a ten-year period, or the Jinko Agreement.  Pursuant to the Jinko Agreement, Jinko has paid us a cash deposit of $20 million as prepayment for future product deliveries.  Over the ten-year term of the Jinko Agreement, the total volume of polysilicon to be sold by us to Jinko is approximately $119 million, subject to product deliveries and other conditions.  Our failure to commence shipments of polysilicon to Jinko by December 2009 would constitute a material breach by us under the terms of the Jinko Agreement, among other circumstances.

On November 25, 2009, we entered into Amendment No. 1 to Amended & Restated Supply Agreement with Jinko, or the Amendment.  Pursuant to the Amendment, we agreed with Jinko to eliminate the first year of shipments under the Jinko Agreement, such that our first delivery of polysilicon products to Jinko is now due in December 2010, and the term of the Jinko Agreement has been shortened to nine years, resulting in the total volume of polysilicon to be sold by us to Jinko being reduced to approximately $106 million, subject to product deliveries and other conditions.  Each party, however, may terminate the Jinko Agreement at an earlier date under certain circumstances, including, but not limited to, the bankruptcy, assignment for the benefit of creditors, liquidation or a material breach of the Jinko Agreement by the other party. Our failure to commence shipments of polysilicon by December 31, 2010 constitutes a material breach by us under the terms of the Jinko Agreement, among other circumstances.

Amendment No. 1 to Amended & Restated Supply Agreement will be filed with our Quarterly Report on Form 10-Q for the fiscal quarter ending December 31, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 25, 2009

Hoku Scientific, Inc.

By:	/s/ Dustin Shindo
Dustin Shindo Chairman of the Board of Directors, President and Chief Executive Officer